EXHIBIT 99.1

SCP POOL CORPORATION AMENDS SENIOR CREDIT FACILITY
INCREASES BORROWING CAPACITY

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COVINGTON, LA (December 21, 2005) SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) announced today that it has amended its $120 million, five year, unsecured, senior revolving credit facility (the “Credit Facility”). The amendment extends the Credit Facility term by one year to December 2010 and provides the Company with an additional $60 million of borrowing capacity under a $60 million, five year term loan. Proceeds from the term loan will be used for general corporate purposes.

Wachovia Bank, National Association, will continue to act as the Administrative Agent, Swingline Lender and Issuing Lender for the Credit Facility. Wachovia Capital Markets, LLC is the sole lead arranger and book manager for the Credit Facility. JPMorgan Chase Bank serves as Syndication Agent and Hibernia National Bank and Wells Fargo Bank, National Association, are Co-Documentation Agents. Regions Bank and Congress Financial Corporation (Canada) will also continue to participate in the Credit Facility.

SCP Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. POOL operates over 240 service centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 68,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2004 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

       Craig K. Hubbard
       Treasurer
       985.801.5117
       craig.hubbard@poolcorp.com